                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY REGISTRANT /X/             FILED BY A PARTY OTHER THAN A REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                EKCO GROUP, INC.
                (Name of Registrant as Specified in Its Charter)
                                    [LOGO]
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[LOGO]            EKCO Group, Inc.                      Telephone 603 888-1212
                  98 Spit Brook Road, Suite 102         FAX 603 888-1427
                  Nashua, New Hampshire 03062



                                                                  March 29, 1996

To Our Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders which will be held at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, on Tuesday, May 21, 1996 at 9:30 a.m., local time. All holders of the Company's outstanding stock as of March 22, 1996 are entitled to vote at the Annual Meeting.

     A current report on the business operations of the Company will be presented after the Annual Meeting and stockholders will have an opportunity to ask questions. Members of management will be present to answer additional questions you may have.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the proxy card promptly in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,


                                          /s/  Robert Stein
                                          ----------------------------
                                               ROBERT STEIN
                                               President and
                                               Chief Executive Officer

                                EKCO GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EKCO GROUP, INC. will be held on Tuesday, May 21, 1996, at 9:30 a.m., local time, at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, for the following purposes:

     1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are chosen and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on March 22, 1996 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed.

     A list of the stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the Company's Corporate Headquarters in Nashua, New Hampshire and at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts. The list will likewise be available at the Annual Meeting.

     It will assist us in keeping down the expenses of the Annual Meeting if stockholders fill out, sign, date and return their proxies promptly in the enclosed postage-paid return envelopes. The proxy is revocable by the person giving it at any time prior to exercise by written notice received by the Company, by delivery of a duly executed later dated proxy, or by voting the shares in person at the Annual Meeting.

                                          By order of the Board of Directors,

                                          JEFFREY A. WEINSTEIN
                                          Secretary

March 29, 1996

                                EKCO GROUP, INC.
                               98 SPIT BROOK ROAD
                          NASHUA, NEW HAMPSHIRE 03062

                                PROXY STATEMENT

     This Proxy Statement is being sent beginning on or about March 30, 1996 to all holders of the common stock, $.01 par value per share ("Common Stock"), and Series B ESOP Convertible Preferred Stock, par value $.01 per share ("ESOP Preferred Stock"), of Ekco Group, Inc. (the "Company") entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1996 (the "Annual Meeting") in order to provide information on the business to be transacted. Stockholders of record at the close of business on March 22, 1996 are entitled to vote at the Annual Meeting. As of that date, the outstanding voting stock of the Company consisted of 18,417,907 shares of Common Stock and 1,492,296 shares of ESOP Preferred Stock, with each share being entitled to one vote.

     A proxy card is enclosed for your use. YOU ARE SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY TO VOTE YOUR SHARES AND TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.

     The shares represented by the proxies received will be voted as you specify, or, if no specification is made, will be voted for the election of each of management's seven nominees for election as director. Shares of ESOP Preferred Stock and Common Stock held by the trustee of the Company's Employees' Stock Ownership Plan Trust and not allocated to the accounts of plan participants will be voted in proportion to the votes of the shares of ESOP Preferred Stock which have been allocated to the accounts of participants.

     You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company before the Annual Meeting, by submitting a later dated proxy, or by voting the shares in person at the Annual Meeting. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. All costs of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage companies and others for their costs in forwarding proxy materials to the beneficial owners of stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

     KPMG Peat Marwick LLP, who was the Company's independent auditor for the fiscal year ended December 31, 1995 ("Fiscal 1995") and who has been reappointed for the current fiscal year, is expected to have a representative present at the Annual Meeting who will have an opportunity to make a statement if he or she so desires and who will be available to respond to appropriate questions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 22, 1996, the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each person known by the Company to own more than 5% of either the outstanding Common Stock or ESOP Preferred Stock, by each director, by each executive officer named in the Summary Compensation Table on page 13 hereof, and by all current executive officers and directors as a group, and the percentage of the outstanding Common Stock and ESOP Preferred Stock which such shares represent. Except as indicated in the accompanying notes and except in the case of the Trust of the Ekco Group, Inc. Employees' Stock Ownership Plan (the "ESOP") which holds shares of ESOP Preferred Stock and Common Stock on behalf of participants in the ESOP and the participants in the ESOP who have voting power and investment power as set forth in the ESOP, the owners have sole voting and investment power with respect to the shares. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, which rights are not presently exercisable.

                                                                       AMOUNT AND NATURE
                                AMOUNT AND NATURE OF       PERCENT OF    OF BENEFICIAL
                                BENEFICIAL OWNERSHIP         COMMON    OWNERSHIP OF ESOP  PERCENT OF ESOP
       BENEFICIAL OWNERS          OF COMMON STOCK           STOCK(1)    PREFERRED STOCK   PREFERRED STOCK
------------------------------- --------------------       ----------  -----------------  ---------------
The 1818 Fund, L. P............         2,985,820(2)(3)         14.5%             --              --
Brown Brothers Harriman & Co.
T. Michael Long
Lawrence C. Tucker
59 Wall Street
New York, NY 10005
Trust of the Ekco Group,                2,446,881(4)            13.3%      1,492,296(4)          100%
  Inc..........................
Employees' Stock
Ownership Plan
c/o Ekco Group, Inc.
98 Spit Brook Road
Nashua, NH 03062
Sanford C. Bernstein & Co.,             1,217,600(5)             6.6%             --              --
  Inc..........................
767 Fifth Avenue
New York, NY 10153
First Manhattan Co.............         1,100,700(6)             6.0%             --              --
437 Madison Avenue
New York, NY 10022
Tweedy, Browne Company L.P. ...         1,087,335(7)             5.9%             --              --
TBK Partners, L.P.
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, NY 10017
Smith Barney Holdings Inc. ....         1,035,900(8)             5.6%             --              --
Travelers Group Inc.
388 Greenwich Street
New York, NY 10013
Robert Stein...................         1,083,099(9)(10)         5.6%         14,265               *
                                                 (11)(12)
Jeffrey A. Weinstein...........           524,542(9)(10)         2.8%         13,540               *
                                                 (11)(12)
Donato A. DeNovellis...........           158,000(9)(10)(11)        *          1,682               *
                                                 (12)(13)
Brian R. McQuesten.............           202,350(10)(11)(12)       *          9,748               *
Neil R. Gordon.................           156,200(9)(11)(12)        *          9,781               *
Richard J. Corbin..............            79,677(11)               *             --              --
Ronald N. Fox..................             2,540                   *             --              --
Herbert M. Stein...............           138,915(14)               *             --              --
Malcolm L. Sherman.............            21,162(14)               *             --              --
Bill W. Sorenson...............            45,714(14)               *             --              --
Stuart B. Ross.................            34,373(14)               *             --              --
All Current Directors..........         5,265,148(2)(3)(9)      23.9%         39,235             2.6%
and Executive Officers                           (10)(11)(12)
as a Group (11 persons)                          (13)(14)

---------------
*     Represents holdings of less than one percent.

(1) Computed on the basis of 18,417,907 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options or rights to purchase Common Stock exercisable within 60 days or ESOP Preferred Stock which is presently convertible into an equal number of shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

(2) The 1818 Fund, L. P. ("The 1818 Fund") acquired the securities pursuant to the terms of a Securities Purchase Agreement between the Company and the Fund. See "Certain Relationships and Related Transactions -- Certain Business Relationships -- The 1818 Fund, L. P. Share Purchase."

     Brown Brothers Harriman & Co. is the general partner of The 1818 Fund, and Mr. Long, a director of the Company, and Mr. Tucker, who are general partners of Brown Brothers Harriman & Co., or either of them, have voting and investment power, through the general partner, with respect to the shares of Common Stock and the 7.0% Note purchased by The 1818 Fund and the shares of Common Stock into which the 7.0% Note was convertible. On March 25, 1996, the Company repurchased the 7.0% Note, as more fully described below in "Certain Relationships and Related Transactions -- Certain Business Relationships -- The 1818 Fund, L.P. Share Purchase."

(3) Includes 9,040 shares of Common Stock currently issuable upon the exercise of a stock option held by Mr. Long. Of such shares 3,013 are subject to repurchase by the Company.

(4) The Trust of the ESOP disclaims beneficial ownership of the shares held by it for the participants in the ESOP.

(5) Based on a Schedule 13G filed in February 1996 by Sanford C. Bernstein & Co., Inc. ("SCBC"), an investment adviser/broker dealer whose discretionary clients are the legal owners of the shares who have the right to receive dividends from, and the proceeds of, the sale of such shares. SCBC has sole dispositive power with respect to all such shares, sole voting authority with respect to 1,013,800 of such shares and shared voting authority with respect to the remaining 12,300 shares, as to which such clients have appointed an independent voting agent with instructions to vote the shares in the same manner as SCBC.

(6) Based on a Schedule 13G filed in February 1996 by First Manhattan Co. ("FMC"), an investment adviser/broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an investment advisor registered under the Investment Advisors Act of 1940. FMC has sole voting authority and dispositive power with respect to 240,850 of such shares, shared voting authority with respect to 824,450 of such shares, and shared dispositive power with respect to 859,850 of such shares. The number of shares includes 26,850 shares owned by family members of general partners of FMC; FMC disclaims dispositive power as to 20,850 of such shares and beneficial ownership as to 6,000 of such shares.

(7) Based on a Schedule 13D jointly filed in March 1996 by Tweedy, Browne Company L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"). TBC, a registered broker-dealer and investment adviser may be deemed to be the beneficial owner of 1,033,435 shares of Common Stock held in the accounts of various customers (the "TBC Accounts"), with respect to which it has sole voting authority as to 948,000 of such shares and shared dispositive power as to all 1,033,435 such shares. In addition, TBK and Vanderbilt, each a private investment partnership, beneficially own directly and have sole voting authority and investment discretion with respect to 26,000 and 27,900 shares, respectively. The aggregate number of shares of Common Stock with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner as of the date of such Schedule 13D is 1,087,335 shares. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears (the "General Partners"). All of the General Partners and Thomas P. Knapp are general partners of TBK. The General Partners may be deemed to control TBC and Vanderbilt, and the General Partners and Thomas P. Knapp may be deemed to control TBK. The aggregate number of shares of Common Stock with respect to which each of the General Partners may be deemed to be the beneficial owner by reason of his being a general partner of TBC, TBK and

     Vanderbilt, respectively, is 1,087,864 shares, with Thomas P. Knapp deemed to be the beneficial owner of 26,000 shares by reason of his being a general partner of TBK. Each of TBC, TBK and Vanderbilt disclaims beneficial ownership of Common Stock held by the other and held in the TBC Accounts.

(8) Based on a Schedule 13G jointly filed in February 1996 by Smith Barney Holdings Inc. ("SB Holdings") and Travelers Group Inc. ("TRV") as a parent holding company (TRV is the sole stockholder of SB Holdings). SB Holdings and TRV have shared voting authority and shared dispositive power with respect to all shares, and they each disclaim beneficial ownership of all such shares.

(9) Includes 164,088 shares owned jointly by Mr. Stein with his wife, Mrs. Elaine R. Stein, 20,750 shares and 32,859 shares owned jointly by Mr. DeNovellis and Mr. Gordon, respectively, with their wives, as to which such persons may be deemed to share voting and investment power, but excludes 200 shares owned by Mr. and Mrs. Stein's children, 6,000 shares owned by Mr. Weinstein's children and 1,500 shares owned by Mr. Gordon's children, as to which Mr. and Mrs. Stein, Mr. Weinstein and Mr. Gordon disclaim beneficial ownership. In addition, Mrs. Stein may be deemed to beneficially own the remainder of Mr. Stein's shares.

(10) Includes the following number of shares purchased pursuant to the Company's 1984 and 1985 Restricted Stock Purchase Plans, as amended (collectively, the "1984 and 1985 Plans") which are held in escrow, are presently subject to repurchase by the Company and as to which certain transfer restrictions apply: Mr. Robert Stein, 98,042 shares; Mr. Weinstein, 27,959 shares; Mr. DeNovellis, 36,061 shares; Mr. McQuesten, 13,316 shares; and all current executive officers and directors as a group, 204,748 shares.

(11) Includes 797,718, 334,482, 99,076, 131,754, 111,437, 59,288, and 1,392,333
     shares of Common Stock currently issuable upon the exercise of stock options held by Mr. Robert Stein, Mr. Weinstein, Mr. DeNovellis, Mr. McQuesten, Mr. Gordon, Mr. Corbin and all current executive officers and directors as a group, respectively, pursuant to the 1987 Stock Option Plan, as amended (the "1987 Stock Option Plan"). Of the foregoing shares, the following number are presently subject to repurchase by the Company: Mr. Robert Stein, 135,599 shares; Mr. Weinstein, 34,818 shares; Mr. DeNovellis, 57,564 shares; Mr. McQuesten, 15,756 shares; and all current executive officers and directors as a group, 272,879 shares. The options attributable to Messrs. Gordon and Corbin are subject to cancellation if not exercised prior to January 3, 1997 and August 18, 1996, respectively. No options were outstanding for Mr. Fox.

(12) Includes the number of shares of ESOP Preferred Stock listed in the table, if any, and 2,884, 2,786, 432, 2,120, 2,123 and 8,222 shares of Common
     Stock allocated to the ESOP accounts of Mr. Robert Stein, Mr. Weinstein, Mr. DeNovellis, Mr. McQuesten, Mr. Gordon and all current executive officers and directors as a group, respectively. Mr. Donato A. DeNovellis, an executive officer, is also the trustee of the ESOP, but the 1,492,296 shares of ESOP Preferred Stock and the 954,585 shares of Common Stock held by the ESOP and not allocated to the accounts of executive officers are not included in calculating the number of shares held by "All Current Directors and Executive Officers as a Group," and Mr. DeNovellis disclaims beneficial ownership of shares of ESOP Preferred Stock and Common Stock held by the ESOP (other than shares specifically allocated to his account under the ESOP).

(13) Includes 11,410 shares of Common Stock held by retirement plans of subsidiary corporations of which Mr. DeNovellis is trustee and as to which Mr. DeNovellis disclaims beneficial ownership.

(14) Includes 45,714 shares of Common Stock currently issuable upon the exercise of stock options held by Mr. Herbert Stein, 35,714 shares currently issuable upon exercise of a stock option held by Mr. Sorenson, and 31,373 shares currently issuable upon the exercise of a stock option held by Mr. Ross, 16,162 shares currently issuable upon the exercise of a stock option held by Mr. Sherman, and Mr. Long's 9,040 shares referenced in Note 3 above. All of Mr. Sherman's shares and 3,013 of Mr. Long's shares are subject to repurchase by the Company.

                             ELECTION OF DIRECTORS

     Each director will hold office until the next annual meeting of stockholders and until his successor is chosen and qualified, or until his earlier resignation or removal. The Board of Directors has inquired of each nominee and determined that each will serve if elected. If any of the nominees becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event shares of Common Stock and ESOP Preferred Stock, pursuant to directions received from the ESOP participants, represented by proxies will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy.

     Pursuant to the Securities Purchase Agreement, upon the satisfaction of certain conditions The 1818 Fund is entitled to designate one director to be nominated to the Company's Board of Directors. Mr. T. Michael Long has served as a director of the Company since May 1993 pursuant to the Securities Purchase Agreement. See "Certain Relationships and Related Transactions -- Certain Business Relationships -- The 1818 Fund, L.P. Share Purchase" below.

     Biographical summaries and ages as of March 22, 1996 of those persons nominated by the Board of Directors for election as a director are listed below. No nominee for director or executive officer has any family relationship with any other nominee or with any other executive officer of the Company.

ROBERT STEIN; AGE 56; PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

     Mr. Robert Stein has served as a director of the Company since June 1982. He has served as President and Chief Executive Officer since February 1986. Mr. Stein served as Chief Financial Officer of the Company from July 1980 until July 1993. Mr. Stein also serves as a director of the National Housewares Manufacturers Association and Cookware Manufacturers Association.

JEFFREY A. WEINSTEIN; AGE 45; EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL OF THE COMPANY.

     Mr. Weinstein has served as a director of the Company since March 1986. He has served as Executive Vice President since April 1985, as Secretary since February 1988 and as General Counsel since June 1978.

T. MICHAEL LONG; AGE 52; GENERAL PARTNER, BROWN BROTHERS HARRIMAN & CO. (A PRIVATE BANK AND A MEMBER OF THE NEW YORK STOCK EXCHANGE AND OTHER STOCK EXCHANGES); CO-MANAGER, THE 1818 FUND, L.P. (A LIMITED PARTNERSHIP).

     Mr. Long has served as a director of the Company since May 1993 and has been a general partner of Brown Brothers Harriman & Co. since 1984 and a co-manager of The 1818 Fund, L.P. since 1989. He is a director of Columbia Healthcare Corp. (a chain of acute care hospitals), Nuevo Energy Company (an oil and gas exploration and production company) and Gulf Canada Resources, Limited (a Canadian oil and gas exploration and production company). Mr. Long was elected a director of the Company pursuant to the terms of the Securities Purchase Agreement between the Company and The 1818 Fund. See "Certain Relationships and Related Transactions -- Certain Business Relationships -- The 1818 Fund, L.P." below.

STUART B. ROSS; AGE 58; EXECUTIVE VICE PRESIDENT, XEROX CORPORATION (A WORLDWIDE DOCUMENT PROCESSING SERVICING COMPANY); CHAIRMAN AND CHIEF EXECUTIVE OFFICER, XEROX FINANCIAL SERVICES, INC. (A FINANCIAL SERVICES COMPANY).

     Mr. Ross has served as a director of the Company since February 1989. He has served in his present positions with Xerox Corporation and Xerox Financial Services since May 1990.

MALCOLM L. SHERMAN; AGE 64; CHAIRMAN OF THE BOARD OF ADVISORS OF GORDON BROTHERS, INC. (A JEWELRY DISTRIBUTOR AND FINANCIAL SERVICES COMPANY).

     Mr. Sherman has served as a director of the Company since May 1995. He has served as Chairman of the Board of Advisors of Gordon Brothers, Inc. since February 1993. Mr. Sherman has served as a consultant to the Company since February 1993 and currently receives an annual retainer of $50,000 for such services. He served as Chairman and a director of K.T. Scott, Ltd. (a chain of wall paper and window stores) from January 1991 to August 1995. He served as President and Chief Executive Officer of Morse Shoe, Inc. (a manufacturer, importer and retailer of shoes) from January 1992 until December 1993, and as Chairman and Chief Executive Officer of Channel Home Centers, Inc. (a chain of do-it-yourself super stores) from March 1989 until December 1991. Mr. Sherman is a director of Maxwell Shoe Co. (a shoe importer) and One Price Clothing, Inc. (a chain of sportswear stores).

BILL W. SORENSON; AGE 64; CHAIRMAN AND DIRECTOR, MANAGEMENT RESOURCES OF AMERICA, INC. (A MANAGEMENT CONSULTING FIRM); CHAIRMAN AND DIRECTOR, AMERICAN SPORTS PRODUCTS GROUP INC. (A HOLDING COMPANY WHICH OWNS SPORTS EQUIPMENT MANUFACTURING BUSINESSES).

     Mr. Sorenson has served as a director of the Company since October 1986 and has been Chairman and a director of Management Resources of America, Inc. since January 1986 and was its Chief Executive Officer from January 1986 to May 1994. He has been Chairman and a director of American Sports Products Group Inc. since May 1994.

HERBERT M. STEIN; AGE 67; CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, ORGANOGENESIS, INC. (A BIOTECHNOLOGY DEVELOPMENT COMPANY); PRESIDENT, H. M. STEIN & CO., INC. (A FINANCIAL MANAGEMENT FIRM).

     Mr. Herbert Stein, who is not related to Mr. Robert Stein has served as a director of the Company since September 1981. He has served as Chairman of Organogenesis since February 1991 and Chief Executive Officer and a director of Organogenesis, Inc. since 1987. Mr. Stein has also served as President of H. M. Stein & Co., Inc. since 1970.

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Audit Committee. The Audit Committee consists of three non-employee directors: T. Michael Long, Malcolm L. Sherman and Herbert M. Stein. The Audit Committee reviews the engagement of the Company's independent auditors. The Audit Committee also reviews the audit fees of the independent auditors and the adequacy of the Company's internal accounting procedures. The Audit Committee met once during Fiscal 1995.

     Compensation Committee. The Compensation Committee consists of three non-employee directors: T. Michael Long, Stuart B. Ross and Bill W. Sorenson. The Compensation Committee reviews, approves and makes recommendations regarding the Company's compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee administers the Company's 1984 and 1985 Restricted Stock Plans, 1987 Stock Option Plan and 1984 Employee Stock Purchase Plan. The Committee met three times during Fiscal 1995.

     Executive Committee. The Executive Committee consists of two employee directors, Robert Stein and Jeffrey A. Weinstein. The Executive Committee has the authority to take all actions that could be taken by the full Board of Directors with certain exceptions. The Executive Committee meets as necessary between regularly scheduled meetings of the Board of Directors to take such action as is advisable for the efficient operation of the Company. The Executive Committee met three times during Fiscal 1995.

     No Other Committees. The Company does not have a standing nominating committee or any other committee.

     Meeting Attendance. During Fiscal 1995, there were eight meetings of the Board of Directors, and the various committees of the Board of Directors met a total of seven times. All the incumbent members of the Board of Directors attended at least 81% of the aggregate of all meetings held by the Board of Directors and the Committees of the Board upon which they served, except for Herbert M. Stein, who attended 56%. In addition, from time to time, the members of the Board of Directors and its committees act by unanimous written consent pursuant to Delaware law.

     REQUIRED VOTE FOR APPROVAL -- The affirmative vote of holders of a majority of the issued and outstanding shares of the capital stock of the Company present in person or represented by proxy and entitled to vote at the Meeting is required to elect each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH PERSON NOMINATED AS A DIRECTOR.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

     Directors of the Company who are not employees receive an annual fee of $10,000, a fee of $1,000 for each Board of Directors' meeting attended and reimbursement of meeting travel expenses. Such directors also receive a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors that is not held on the same day as a Board of Directors' meeting. Employee directors do not receive additional compensation for serving on the Board of Directors.

DIRECTORS' STOCK OPTIONS

     As of March 22, 1996, the Company had 345,331 shares available for future grants under its 1988 Directors' Stock Option Plan, as amended (the "Directors' Plan"). The Directors' Plan provides for the granting of non-qualified stock options (each, a "Director Option") to purchase Common Stock to non-employee directors of the Company. Under the terms of the Directors' Plan, Director Options are automatically granted to Outside Directors (as defined) at the time they so qualify. An "Outside Director" is a director who is not an employee of the Company or an Affiliate (as defined) of the Company, who has not been so employed within one year before the time of grant, and has been elected as a director by the stockholders of the Company. No Outside Director may be granted more than one Director Option. The option exercise price for each share of Common Stock covered by a Director Option is the fair market value (as defined) of such share on the date the Director Option is granted. Each Director Option covers that number of shares determined by dividing $100,000 by the fair market value (as defined) of a share of Common Stock on the date of grant, but in no event may the number of shares subject to such Director Option be greater than 50,000. Each Director Option has a term of ten years from the date of grant, subject to earlier termination as provided in the Directors' Plan.

     Each outstanding Director Option is exercisable at any time and from time to time in accordance with the terms of the Directors' Plan. Shares purchased pursuant to the exercise of any Director Option are subject to repurchase by the Company within three years of the date of grant of the Director Option at the exercise price upon termination of the Outside Director's directorship with the Company as follows: as to all shares so purchased if termination occurs prior to the first anniversary of the date of grant of the Director Option; as to up to two-thirds of the shares purchased pursuant to the Director Option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares purchased pursuant to the Director Option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of the

Company to repurchase them if termination of the directorship is due to the death of the Outside Director or if a change of control (as defined) of the Company occurs at any time before the Outside Director's directorship is terminated.

     During Fiscal 1995, a Director Option was granted to Malcolm L. Sherman to acquire 16,162 shares at an exercise price of $6.1875 per share (fair market value as of the May 25, 1995 grant date) and a Director Option to acquire 45,714 shares was exercised by Andrew D. Dunn, a former director.

OTHER ARRANGEMENTS

     During Fiscal 1995, Malcolm L. Sherman served as a consultant to the Company on marketing, financial and general management matters at an annual retainer of $50,000 for such services.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors. The following is a report covering compensation paid or accrued in Fiscal 1995, which is submitted by the Board's Compensation Committee whose members in Fiscal 1995 were, and currently are, T. Michael Long, Stuart B. Ross and Bill W. Sorenson. This report addresses the elements of the executive compensation program for Fiscal 1995, including a description of the decisions and actions regarding the Fiscal 1995 compensation of the Company's Chief Executive Officer (the "CEO") and the Company's other executive officers (collectively, "Senior Management"), including the executive officers named in the Summary Compensation Table below.

     The Compensation Committee has considered the effect of the limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Company's compensation policies and practices and has determined not to make any changes in such policies and practices at this time. Internal Revenue Service regulations which interpret Section 162(m) provide that amounts received as compensation under stock option or restricted stock plans that comply with certain requirements will not be counted in determining whether compensation to an executive exceeds the Section 162(m) limit. Under this regulatory exception, compensation to the CEO and Senior Management under the Company's 1984 and 1985 Plans and 1987 Stock Option Plan will not count against the Section 162(m) limit until 1997. Bonus payments under the Company's 1995 Incentive Plan do not presently qualify for any exception under Section 162(m) and, therefore, count against the limit. The Compensation Committee will continue to evaluate the impact of the $1 million cap on deductible executive compensation on the Company's compensation policies and practices.

     GENERAL -- The Company's Incentive Compensation Plan for Executive Employees was revised and restated by the Company effective January 1, 1995 (the "1995 Incentive Plan"). The purpose of the 1995 Incentive Plan is to enable the Company and its subsidiaries to attract and retain highly qualified executive management and to motivate such individuals by providing competitive total compensation based partly on their performance and partly on the performance of the Company. The 1995 Incentive Plan provides variable performance incentives based on the Company's performance and the participating executive's individual performance and contribution to the achievement of Company objectives.

     The structure of the 1995 Incentive Plan was proposed by Towers Perrin, an independent consulting firm retained by the Compensation Committee (the "Independent Consultant") for compensation during the period of Fiscal 1995 through Fiscal 1999, inclusive. The 1995 Incentive Plan is based upon total remuneration and shifts the mix of compensation from fixed pay and stock awards determined by reference to salary to a combination of salary, stock options and restricted stock. The 1995 Incentive Plan, more fully described below, includes: (i) a cash bonus based on Return on Capital (defined as pre-tax operating income (before interest expense and amortization of goodwill) divided by invested capital), (ii) an award in Fiscal 1995 of restricted stock which vests based on performance goals for each of the five fiscal years beginning in Fiscal 1995 (with no further grants anticipated to be made in such fiscal years) rather than an intermediate-term cash incentive plan, and (iii) stock option awards covering a number of shares granted each year for long-term incentive.

     The 1995 Incentive Plan consists of three components: Base compensation, annual incentive compensation awards (cash bonuses), and long-term incentive awards (restricted stock and stock options). Each calendar year participating executives will be allocated incentive compensation awards from a profit sharing pool determined by the Compensation Committee, based upon Target Return on Capital (as defined) determined by the Compensation Committee for each fiscal year from Fiscal 1995 through Fiscal 1999, as follows: At the beginning of each year, a target bonus amount will be specified for each executive. At the end of the year, the profit sharing pool will be comprised of the sum of all such target bonus amounts adjusted to reflect actual Operating Profit (as defined) for the fiscal year. One-half of the amount of the profit sharing pool will then be allocated among eligible executives according to the ratios of the target bonus amounts determined for them at the start of the year compared to the total of target bonus amounts for all executives in the profit sharing pool. The balance of the amounts in such profit sharing pool will be allocated to eligible executives at the discretion of the Compensation Committee.

     The 1995 Incentive Plan provides participating executives with the option to have all or a portion of any bonus and any increase in base compensation over the prior year's base compensation paid either (i) in cash, (ii) deferred until a specified date or time with interest to be paid by the Company at a rate agreed to by the Committee, (iii) in shares of restricted stock valued at 130% of the foregone cash payment based upon the market price of such Common Stock on the last trading day of the year preceding the year to which the payment relates, or (iv) in stock options valued at 250% of the foregone cash payment according to the Black-Scholes method of valuation and calculated as of the last trading day of the year preceding the year to which the payment relates. Restricted stock and stock options are subject to the terms and conditions of the Company's respective shareholder-approved stock plans and such additional restrictions as may be specified in the 1995 Incentive Plan. Such terms and conditions are more fully described below in "-- Long Term Incentive Awards" and in the notes following the Summary Compensation and Option Grants Tables.

     In the event of a Change of Control (as defined), the 1995 Incentive Plan provides for accelerated payment of unpaid annual incentive compensation amounts, the lapsing of all restrictions on restricted stock and of the Company's repurchase rights on stock acquired through the exercise of stock options.

     FISCAL 1995 TOTAL REMUNERATION -- The mix of total remuneration for the CEO and Senior Management for Fiscal 1995 was approved by the Compensation Committee in October 1994 based upon the Independent Consultant's general recommendations and is presented below. The Independent Consultant's recommendations were determined with consideration to the mix of pay for executives in similar firms, the Company's historical pay practices and its compensation philosophy which emphasizes variable stock-based compensation. In its comparison with similar firms, the Independent Consultant utilized its Annual Executive Compensation Data Bank Survey comprised of approximately 350 companies, of which approximately 60 are consumer products companies and the remainder are general industrial companies. Such companies are representative of those included in the peer groups used in the performance graph in the section which follows this Report.

     The following chart summarizes the mix of compensation components for the CEO and Senior Management for Fiscal 1995:

                                                                                  ANNUAL
                                                                   ANNUALIZED     STOCK
                                          1995 BASE     TARGET     RESTRICTED     OPTION
              EXECUTIVE(1)                 SALARY       BONUS        SHARES       SHARES     TOTAL
----------------------------------------  ---------     ------     ----------     ------     -----
Robert Stein, CEO.......................      40%         20%          13%          27%       100%
Jeffrey A. Weinstein....................      59%         16%           9%          16%       100%
Donato A. DeNovellis....................      50%         16%          12%          22%       100%
Brian R. McQuesten......................      61%         18%           8%          13%       100%
Neil R. Gordon..........................      63%         18%           7%          12%       100%
Richard J. Corbin.......................      50%         16%          12%          22%       100%
Stuart W. Cohen(2)......................      64%         12%           8%          16%       100%

---------------
  * Percentages of total remuneration were rounded.

(1) Ronald N. Fox did not participate in the 1995 Incentive Plan. His base salary was set by the Compensation Committee in October 1994.

(2) Stuart W. Cohen was hired by the Company in June 1995. Mr. Cohen's compensation was approved by the Compensation Committee based upon the evaluation of the position which he was filling and his experience and qualifications.

     FISCAL 1995 BASE COMPENSATION -- Base compensation for Fiscal 1995 was set by the Compensation Committee in October 1994. Base compensation increased 2.7% for the CEO and from 2.0% to 3.3% for Senior Management compared to base compensation for Fiscal 1994. In accordance with the terms of the 1995 Incentive Plan, for Fiscal 1995, the CEO and all other Senior Management participants elected to forego 100% of their Fiscal 1995 salary increases to acquire restricted stock.

     FISCAL 1995 ANNUAL INCENTIVE COMPENSATION AWARDS -- No bonuses were paid for Fiscal 1995 because the Target Return on Capital (as defined) for Fiscal 1995 was not met.

     LONG-TERM INCENTIVE AWARDS -- In October 1994, the Compensation Committee approved the award of grants of restricted stock reflected in the tables that follow pursuant to the 1984 and 1985 Plans to the CEO and each of the members of Senior Management participating in the 1995 Incentive Plan, with no further grants anticipated to be made through Fiscal 1999 other than to reflect promotions or changes in responsibilities. The number of shares granted was set by the Compensation Committee based on the total remuneration percentages described above in "Fiscal 1995 Total Remuneration," based on the $6.375 share closing price of the Common Stock as reported by the New York Stock Exchange (the "NYSE") on January 3, 1995, the date of award. Under the 1995 Incentive Plan and the individual restricted stock purchase agreements, the shares are apportioned into five blocks ("Performance Blocks"), with each identified with one fiscal year in the 5-year period beginning with Fiscal 1995 and ending with Fiscal 1999. Restrictions on disposition on shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated year for the Performance Block is achieved, at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block, or (b) the closing date (as defined) for the shares in such Performance Block; (ii) upon the purchaser's death or disability (as defined); (iii) upon a change of control (as defined); or (iii) upon specified continued service with the Company. The restrictions on disposition also lapse in accordance with the terms of the CEO's and Senior Management's employment agreements, more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below.

     The Compensation Committee also approved the grant for Fiscal 1995 of stock options reflected in the tables that follow pursuant to the 1987 Stock Option Plan to the CEO and each participating member of Senior Management. Each option granted under the 1987 Stock Option Plan is referred to as an "Employee Option." The number of shares covered by such options were set by the Compensation Committee based on the total remuneration percentages described above in "-- Fiscal 1995 Total Remuneration," at a $3.79 Black-Scholes value calculated by the Independent Consultant based upon the above-mentioned $6.375 share price. Employee Option grants provide the right to purchase shares of Common Stock at the fair market value (the average of the high and low trading prices) on the date of grant. Each Employee Option for Fiscal 1995 for the CEO and participating members of Senior Management becomes exercisable immediately but is subject to repurchase rights of the Company which lapse over three years of the date of grant of the option or upon the executive's death or disability (as defined), upon a change of control (as defined), or in accordance with the terms of the CEO's and Senior Management's employment agreements, more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below.

     The long-term compensation for Mr. Cohen was established as stated above in "Fiscal 1995 Total Remuneration."

     PAYMENT IN FISCAL 1995 OF INTERMEDIATE PORTION OF 1994 INCENTIVE
PLAN -- The 1995 Incentive Plan provided that accruals under the intermediate portion of the prior plan (the "1994 Incentive Plan") were "frozen" as of December 31, 1994 and that payment of awards, if any, which were to be made in future years pursuant to the terms of the 1994 Incentive Plan, were not accelerated. The intermediate portion of the 1994 Incentive Plan was based on an approximate 25% compounded growth in earnings per share ("EPS") per year for fiscal years 1992 and 1993 and 15% for Fiscal 1994 in order for plan participants to receive 100% of the award and a minimum 10% compounded growth in EPS per year below which no award could be earned. The maximum award (100%) was determined on the basis of a percentage of the executive's salary for each year in the measuring period, which for the CEO was 30%, for Messrs Weinstein, DeNovellis and Fox, 20%, and for Messrs. McQuesten and Gordon, 15%. In Fiscal 1994, 93% of the target EPS growth rate was achieved and participants received payment for the first three-year performance cycle (Fiscal 1992 through Fiscal
1994). Amounts were calculated for the two remaining three-year performance cycles, and payments reflected in the Summary Compensation Table below were made for the second three-year performance cycle (Fiscal 1993 through Fiscal 1995) based on the following percentages of the executives' Fiscal 1994 base salary: the CEO, 5%; Mr. Weinstein, 3.3%; Mr. DeNovellis, 3.3%; Mr. McQuesten, 2.5%, and Mr. Gordon, 2.5%. Mr. Fox did not receive payment under the 1994 Incentive Plan due to the termination of his employment, and Mr. Corbin and Mr. Cohen did not participate in the 1994 Incentive Plan.

     The tables below and the accompanying footnotes reflect the decisions covered by the above discussion.

T. Michael Long                  Stuart B. Ross                 Bill W. Sorenson


PERFORMANCE GRAPH

     The following table compares the total shareholder return on the Company's
Common Stock with the Standard & Poors 500 Index and the Dow Jones Consumer
Non-Cyclical Index for a period of five years and assumes $100 was invested on December 31, 1990. Total return assumes that dividends, if any, were reinvested.
The stock price performance in the table below is not necessarily indicative of future price performance.

                                   [GRAPH]

      Measurement Period          Ekco Group,                    DJ Consumer,
    (Fiscal Year Covered)            Inc.          S&P 500       Non-Cyclical
12/90                                100             100             100
12/91                                350             130             148
12/92                                359             140             141
12/93                                250             155             136
12/94                                232             157             151
12/95                                217             215             220

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table includes individual compensation information for the Company's Chief Executive Officer, each of the four other most highly compensated executive officers of the Company in Fiscal 1995 who were serving as executive officers of the Company at the end of Fiscal 1995 and two additional individuals who were not serving as executive officers at the end of Fiscal 1995 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the last three fiscal years:


                                                                               LONG TERM
                                           ANNUAL COMPENSATION            COMPENSATION AWARDS
                                    ----------------------------------   ----------------------
                                                             OTHER       RESTRICTED  SECURITIES
         NAME AND                                            ANNUAL        STOCK     UNDERLYING    ALL OTHER
         PRINCIPAL                   SALARY     BONUS     COMPENSATION   AWARD(S)     OPTIONS     COMPENSATION
        POSITION(S)          YEAR    ($)(1)     ($)(2)       ($)(3)      ($)(4)(5)   (#)(4)(6)       ($)(7)
---------------------------  ----   --------   --------   ------------   ---------   ----------   ------------
Robert Stein...............  1995    370,000     18,500           --      578,570        66,359       62,780
  President and Chief        1994    370,000    148,000           --           --        75,000       78,486
  Executive Officer          1993    370,000         --           --           --       120,000       71,473

Jeffrey A. Weinstein.......  1995    219,600      7,320           --      165,024        16,491       28,766
  Executive Vice             1994    219,600     53,910           --           --        22,000       30,245
  President, Secretary       1993    219,600         --           --           --        60,000       34,851
  and General Counsel

Donato A. DeNovellis.......  1995    207,000      6,297           --      212,821 (8)     24,538      27,471
  Executive Vice             1994    198,714     58,492           --           --        20,000       18,463
  President, Finance         1993     85,385         --       14,328      200,625 (8)     30,000      15,155
  and Administration, and
  Chief Financial Officer

Brian R. McQuesten.........  1995    113,700      2,843           --       78,642         6,992       20,645
  Controller(9)              1994    113,700     25,842           --           --         8,500       19,600
                             1993    113,700         --           --           --        10,000       21,283

Neil R. Gordon.............  1995    114,900      5,746           --       59,156         5,937       21,242
  Treasurer(10)              1994    114,900     22,208           --           --         8,500       20,770
                             1993    114,900         --           --           --         9,000       22,762

Richard J. Corbin..........  1995    165,107         --       22,991      284,765        29,288       95,363
  Former Executive Vice      1994    152,875     40,000           --           --        30,000           --
  President, Marketing &     1993         --         --           --           --            --           --
  Sales(10)

Ronald N. Fox..............  1995    135,192         --           --           --            --      193,305
  Former Corporate           1994    188,871     33,400       19,040           --        16,000       34,996
  Director of                1993    184,000         --           --           --        60,000       39,295
  Manufacturing(10)

---------------

(1) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

(2) The amounts shown for Fiscal 1995 are bonuses paid pursuant to the intermediate portion of the Company's 1994 Incentive Plan. Pursuant to the severance arrangement with Mr. Gordon, more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below, the payment to Mr. Gordon also includes $2,873 that would otherwise have been payable for Fiscal 1996 pursuant to the intermediate portion of the 1994 Incentive Plan.

(3) Unless included in the table, non-cash benefits were less than the lesser of 10% of each such person's respective cash compensation or $50,000. The amount shown for Mr. Corbin is comprised of $14,513 of relocation expenses and $8,478 attributed to his personal use of a Company-owned automobile.

(4) Pursuant to the Company's Series A Junior Participating Preferred Stock Purchase Rights Plan, with each share of Common Stock issued, including shares of Common Stock issued in connection with a compensation plan, a right to purchase one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock will be issued. Such rights are not currently exercisable.

(5) The amounts shown for Fiscal 1995 for each of the following persons include awards of restricted stock made pursuant to the 1984 and 1985 Plans and individual restricted stock purchase agreements in accordance with the Company's 1995 Incentive Plan which are valued based upon the $6.00 closing price of the Company's Common Stock on the NYSE as reported by The Wall Street Journal (net of the consideration paid) on the January 3, 1995 grant date, as follows: Mr. Robert Stein, 96,080 shares valued at $566,872; Mr. Weinstein, 26,900 shares valued at $158,710; Mr. DeNovellis, 35,080 shares valued at $206,972; Mr. McQuesten, 12,080 shares valued at $71,272; Mr. Gordon, 9,610 shares valued at $56,699; and Mr. Corbin, 47,765 shares originally awarded valued at $281,813 (of such number of shares, only 9,602 shares valued at $56,652 were actually provided as part of Mr. Corbin's severance arrangement with the Company (see "Employment, Termination of Employment and Change of Control Arrangements" below)). Under the 1995 Incentive Plan, the shares are apportioned into five Performance Blocks, with each identified with a fiscal year of a 5-year period beginning with Fiscal 1995 and ending with Fiscal 1999. Restrictions on disposition on shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated fiscal year for the Performance Block is achieved, then at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block, or (b) the closing date (as defined) for the shares in such Performance Block; (ii) upon the purchaser's death, disability (as defined); (iii) upon a change of control (as defined); or
    (iv) upon specified continued service with the Company.

     The amounts shown for Fiscal 1995 for each of the following persons also include restricted stock awards made pursuant to the Company's 1985 Restricted Stock Plan (the "1985 Plan") and individual restricted stock purchase agreements as a result of the election made by such individuals to forego all or a portion of their increases in salary for Fiscal 1995 in accordance with the terms of the 1995 Incentive Plan and valued based upon the following closing prices of the Company's Common Stock on the NYSE as reported by The Wall Street Journal (net of the consideration paid) at the end of each fiscal quarter when a portion of the such shares were awarded (on March 31, 1995 at $6.25 per share, June 30, 1995 at $6.00 per share, September 29, 1995 at $6.125 per share and December 29, 1995 at $5.875 per share), as follows: Mr. Robert Stein, 1,962 shares valued at $11,898; Mr. Weinstein, 1,059 shares valued at $6,314; Mr. DeNovellis, 981 shares valued at $5,849; Mr. McQuesten, 1,236 shares valued at $7,370; Mr. Gordon, 412 shares valued at $2,457; and Mr. Corbin, 490 shares valued at $2,952. Mr. Fox did not participate in the 1995 Incentive Plan. Under the 1985 Plan, restrictions on disposition lapse at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined), provided that the purchaser is at each such anniversary date an employee or director of the Company, upon the purchaser's death or disability (as defined) or upon a change of control (as defined). Dividends are paid on restricted shares of Common Stock at the same rate paid to all shareholders (for Fiscal 1995 at the quarterly rate of $0.02 per share).

     On December 31, 1995, the number of shares listed below were held in escrow pursuant to the terms of the 1984 and 1985 Plans for each named purchaser. The shares are valued as of December 29, 1995 at $5.875 per share (net of consideration paid). Mr. Corbin and Mr. Fox did not hold any restricted shares as of such date (see Note 10 below).


                                                                       NO. OF   MARKET VALUE
                                                                       SHARES    AT 12/29/95
                                                                      --------  -------------
     Robert Stein.....................................................   98,042   $566,193
     Jeffrey A. Weinstein.............................................   27,959   $161,463
     Donato A. DeNovellis.............................................   36,061   $208,252
     Brian R. McQuesten...............................................   13,316   $ 76,900
     Neil R. Gordon...................................................   10,022   $ 57,877

 (6) Options to purchase the number of shares shown were granted pursuant to the Company's 1987 Stock Option Plan.

 (7) The amounts shown for Fiscal 1995 consist of (i) the sum of the economic benefit to each of the following persons for split dollar life insurance coverage plus the difference between the premiums paid in 1995 and the present value of the recoverable premium as follows: Mr. Robert Stein, $48,258; Mr. Weinstein, $14,227; Mr. DeNovellis, $15,054; Mr. McQuesten, $7,278; and Mr. Gordon, $8,211; the $12,470 and $1,217 economic benefit of the Fiscal 1994 premiums for Mr. Corbin and Mr. Fox, respectively, whose policies terminated in Fiscal 1995 and had death benefits through their respective dates of termination; (ii) the value of shares of ESOP Preferred Stock and Common Stock allocated to the account of each person for plan year 1995 pursuant to the ESOP, as follows: Mr. Robert Stein, $14,522; Mr. Weinstein, $14,539; Mr. DeNovellis, $12,417; Mr. McQuesten, $13,367; and Mr. Gordon, $13,314 (Mr. Corbin was not eligible to participate in the ESOP in Fiscal 1995 and Mr. Fox did not receive an allocation for the 1995 plan year due to his termination of employment); (iii) severance payments to Mr. Corbin of $82,893 and to Mr. Fox of $150,000; and (iv) payments to Mr. Fox of $42,088 of accrued vacation.

 (8) The amount shown includes $90,000 relating to 15,000 shares issued in exchange for 15,000 shares surrendered by Mr. DeNovellis from the award made in fiscal 1993.

 (9) Mr. McQuesten currently serves as Vice President and Controller.

(10) The employment of Mr. Corbin and Mr. Fox terminated on August 31, 1995 and September 15, 1995, respectively. Mr. Gordon's employment terminated on January 3, 1996.

OPTION GRANTS TABLE

     The following table sets forth information as to option grants made by the Company during Fiscal 1995 to the Named Executive Officers pursuant to the Company's 1987 Stock Option Plan (Mr. Fox did not receive an option grant in Fiscal 1995):


                                                   % OF TOTAL
                                     NUMBER OF      OPTIONS
                                     SECURITIES    GRANTED TO
                                     UNDERLYING    EMPLOYEES      EXERCISE                  GRANT DATE
                                      OPTIONS      IN FISCAL       PRICE      EXPIRATION     PRESENT
NAME                                  (#)(1)          YEAR        ($/SH)        DATE       VALUE ($)(2)
----                                 ---------     ----------     -------     --------     ------------
Robert Stein.......................     66,359           20.0        6.50     02-03-05          177,946
Jeffrey A. Weinstein...............     16,491            5.0        6.50     02-03-05           44,221
Donato A. DeNovellis...............     24,538            7.4        6.50     02-03-05           65,797
Brian R. McQuesten.................      6,992            2.1        6.50     02-03-05           18,752
Neil R. Gordon.....................      5,937            1.8        6.50     02-03-05           15,920
Richard J. Corbin..................     29,288            8.8        6.50     02-03-05           78,539

---------------

(1) The Employee Options were granted pursuant to the Company's 1987 Stock Option Plan and individual option agreements. The exercise price of each Employee Option (which is to be not less than 100% of the fair market value of the Common Stock underlying such option on the date of grant) is subject to adjustment for stock splits or dividends, combinations, recapitalizations or similar transactions. The Employee Options are exercisable at any time and from time to time in accordance with the terms of the individual option agreements between the Company and the optionees. Shares of Common Stock purchased pursuant to the exercise of any such option are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price upon the termination of the employee's employment with the Company as follows: as to all shares so purchased if such termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares which may be purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares which may be purchased pursuant to the option if termination occurs prior to the third such anniversary. Shares of Common Stock purchased upon the exercise of Employee Options cease to be subject to the right of the Company to purchase them if termination of employment is due to the death or disability (as defined) of the employee, or if a change of control (as defined) of the Company occurs at any time before the employee's employment is terminated or as otherwise provided in the executive's employment agreement.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based upon the following assumptions: stock price volatility of 0.4091, future dividend yield of 1.33%, and interest rates of 5.30%, 5.34% and 5.41%, based on the 4, 5 and 6-year Strip Treasury yield on actively traded issues adjusted to constant maturities for the week ending December 31, 1995. It was also assumed that one-third of each Employee Option has an expected life of six years and nine months; one-third has an expected life of five years and nine months; and one-third has an expected life of four years and nine months, based on the effect of the repurchase provisions described in Note 1 above and historical data with respect to exercises of Employee Options.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information as to the number of shares purchased upon exercise of Employee Options and the value realized upon such exercise, as well as the number of securities underlying options and the value of such securities at the end of Fiscal 1995 with respect to the Named Executive
Officers:


                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING           VALUE OF
                                                               UNEXERCISED         UNEXERCISED
                               SHARES                          OPTIONS AT         IN-THE-MONEY
                             ACQUIRED ON        VALUE          FY-END (#)          OPTIONS AT
NAME                         EXERCISE(#)     REALIZED($)(1)  EXERCISABLE(2)       FY-END($)(2)
----                         -----------     --------------  --------------       ------------
Robert Stein.............           --               --          731,359            1,131,063
Jeffrey A. Weinstein.....           --               --          317,991              569,730
Donato A. DeNovellis.....           --               --           74,538                   --
Brian R. McQuesten.......           --               --          123,492              281,281
Neil R. Gordon...........           --               --          111,437              243,781
Richard J. Corbin........           --               --           59,288                   --
Ronald N. Fox............       45,000          182,188          103,500                   --

---------------
(1) Based on the following closing prices of Common Stock on the NYSE on the dates of exercise as reported by The Wall Street Journal as of such date:
    $6.75 on September 15, 1995 as to 20,000 shares and $6.25 on September 21, 1995 as to 25,000 shares.

(2) Includes the following number of shares of Common Stock subject to repurchase by the Company under the 1987 Stock Option Plan as of December 31, 1995: Mr. Robert Stein, 156,359 shares; Mr. Weinstein, 51,157 shares; Mr. DeNovellis, 57,871 shares; Mr. McQuesten, 15,991; Mr. Gordon, 14,603; Mr. Corbin, no shares; and Mr. Fox, no shares. All Employee Options are currently exercisable.

(3) Based upon the $5.875 closing price of the Company's Common Stock on December 29, 1995 as reported by The Wall Street Journal. Each of the Employee Options had an exercise price equal to the fair market value of the Common Stock on the dates the options were granted.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In July 1992, the Company adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP is a retirement plan which uses a defined benefit formula to provide for lump sum payments to be made upon retirement, termination of employment, death or disability, to certain officers designated by the Board of Directors, as more fully described below. The SERP is not qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Each lump sum payment to a participant in the SERP is calculated in order to equal the actuarial equivalent of a lifetime pension. The amount of a participant's payment under the SERP is generally determined by multiplying an amount designated by the Compensation Committee with respect to such participant by such participant's years of Credited Service (as defined). Certain additional payments are payable to a participant under the SERP if his employment with the Company terminates within three years of a Change of Control (as defined) and under certain other circumstances specified in the SERP. A participant's benefits under the SERP vest at 20% per year beginning upon the attainment of five years of Credited Service (as defined), becoming fully vested upon the attainment of ten years of Credited Service; notwithstanding the foregoing, upon a change in control (as defined) of the Company, all participants shall become 100% vested in their benefits in the SERP, and if such participant's employment with the Company terminates within three years after such change in control, a lump sum payment of SERP benefits shall be made to such participant.

     The estimated lump sum payments payable under the SERP to the Named Executive Officers upon each such Named Executive Officer's respective Normal Retirement Date (as defined) will be the actuarial equivalent of an annual payment of the following amounts: Mr. Robert Stein, $132,000 per annum; Mr. Weinstein, $47,151 per annum; Mr. DeNovellis, $41,782 per annum; and Mr. McQuesten, $25,075 per annum. In connection with their termination of employment in Fiscal 1995, Mr. Fox received $145,046 as payment of his vested accrued benefit from the SERP and Mr. Corbin, although a participant, did not have any vested benefits from the SERP as of the date of his termination. Mr. Gordon will receive a lump sum payment from the SERP of $77,609 in January 2003.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has employment agreements (collectively, "Employment Agreements") with its Chief Executive Officer and Messrs. Weinstein, DeNovellis and McQuesten, as well as with certain other management personnel. Employment Agreements with Messrs. Stein, Weinstein, DeNovellis and McQuesten were amended and restated effective May 25, 1995 and currently provide for base salaries (inclusive of salary increases foregone at the election of the individual in lieu of receipt of restricted stock pursuant to the 1995 Incentive Plan) of $396,000, $234,400, $226,800, and $130,000 for Messrs. Stein, Weinstein,
DeNovellis, and McQuesten, respectively. The Employment Agreements provide for certain fringe benefits, including life insurance, participation in certain benefit plans of the Company, certain medical expenses, and (except in the case of Mr. McQuesten) the use of an automobile provided by the Company.

     The Employment Agreements provide for increases as determined by the Board of Directors or the Compensation Committee based on performance reviews performed at least annually. The term of each of the Employment Agreements began on May 25, 1995, and will continue until terminated by the executive or the Company. In the event of the total and permanent disability (as defined) of the executive, the Employment Agreements provide for salary and medical, dental and life insurance coverage continuation (as defined) for 36 months (as to Messrs. Stein and Weinstein), 24 months (as to Mr. DeNovellis) and 12 months (as to Mr. McQuesten), and outplacement benefits. In the event of the executive's death, the executive's estate shall receive a lump sum payment of one year's salary in addition to payment received under the Company's group life plan. In the event of the executive's death or total and permanent disability, the executive's estate in the case of death or the executive in the case of disability shall immediately upon such death or disability have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which have been granted, sold or optioned (subject to the estate's or his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by the Company at any time prior to the executive's death or disability.

     The Employment Agreements provide that if employment of the executive is terminated by the Company without good cause (as defined) prior to a change of control (as defined) of the Company, the Company is obligated to pay the executive a lump sum in cash equal to (i) the executive's then current salary, plus (ii) the maximum payable to him under all specified compensation bonus plans and arrangements for the fiscal year in which the termination occurs (subject to certain adjustments), plus (iii) an amount equal to the value of the securities, cash or other property allocated to the executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs, in addition to any distribution from the ESOP to which the executive may be entitled (the "Lump Sum Payment Amount") multiplied, in the case of Mr. Stein, by three, in the case of Messrs. Weinstein and DeNovellis, by two, and in the case of Mr. McQuesten, by one. In addition, the executive shall be entitled to benefit coverage continuation until the earlier of either his full time employment by a third party or, as to Mr. Stein, three years, as to Messrs. DeNovellis and Weinstein, two years, and as to Mr. McQuesten, one year, following such termination, as well as outplacement benefits. Following such termination, certain automobile benefits are provided to Mr. Stein for a period of three years and Messrs. Weinstein and DeNovellis for a period of two years, and the executive shall have unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by the Company at any time prior to such termination. In addition, the executive shall be entitled to receive a gross-up payment (as defined) if any payment received by him (or his estate) as a result of such termination are subject to the excise tax imposed by Section 4999 of the Code. Mr. Weinstein is provided certain additional benefits consisting of two times the Lump Sum Payment Amount, benefit coverage continuation for a period of two years, outplacement benefits and automobile benefits for a period of two years, if he notifies the Company of his termination of employment within 90 days after the Company proposes to relocate him without his consent.

     Immediately upon a change of control (as defined) while the executive is employed by the Company and without regard to whether or not the executive's employment is terminated, whether a constructive termination occurs at such time or thereafter or the manner of any subsequent termination of the executive's employment, the executive shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to the executive by the Company at any time prior to the change of control. Following a change of control and upon an event of constructive termination (as defined) or termination of the executive's employment by the Company without good cause, the Employment Agreements of Messrs. Stein, Weinstein and DeNovellis require the Company to pay each such executive three times the Lump Sum Payment Amount (two times as to Mr. McQuesten) as well as the rights to shares of the Company's stock described above immediately upon termination, and provide benefit coverage continuation for a period of three years for Messrs. Stein, Weinstein and DeNovellis (two years for Mr. McQuesten), outplacement benefits and automobile benefits for Messrs. Stein, Weinstein and DeNovellis for a period of three years. In addition, the executive shall be entitled to receive a gross-up payment (as defined).

     If the executive elects to terminate his Employment Agreement after six months but within 24 months of the occurrence of a change of control of the Company (unless such change of control was approved by resolution of the Company's board of directors with at least two-thirds of the directors serving as of May 1995 voting in favor), the Company is obligated to pay the executive three times the Lump Sum Payment Amount (or as to Mr. McQuesten, two times such amount) and the executive shall be entitled to the continuation of all fringe benefits, including benefit coverage continuation, for a period of three years as to Messrs. Stein, Weinstein and DeNovellis (two years for Mr. McQuesten), outplacement benefits, and automobile benefits for a period of three years for Messrs. Stein, Weinstein and DeNovellis. In addition, the executive shall be entitled to receive a gross-up payment (as defined).

     The Employment Agreements provide that in order to assure prompt payment of amounts due upon termination and as necessary to secure the Company's obligations under any stock appreciation rights plan or other equity-linked plan (excluding stock options, restricted stock subject to repurchase rights, or any equity plan (of which there is currently none)) which gives the executive ownership of shares, the Company has agreed to keep in place irrevocable letters of credit in amounts equal to at least four times the annual salary of Messrs. Stein, Weinstein and DeNovellis (two and one-half times as to Mr. McQuesten). Each of the Employment Agreements includes a covenant against competition with the Company extending for a period of 36 months as to Mr. Stein, 24 months as to Messrs. Weinstein and DeNovellis, and 12 months as to Mr. McQuesten, after termination for any reason.

     The Company entered into the following three severance arrangements during Fiscal 1995, each of which provides for payments and benefits in lieu of rights pursuant to each employee's employment agreement with the Company: Under the severance arrangement with Mr. Corbin, the Company paid him $253,000 in salary, a $40,000 Fiscal 1995 bonus, a $1,100 cash payment and purchased a disability policy for him at a cost to him of approximately $3,700. In addition, under Mr. Corbin's severance agreement, the Company repurchased 38,653 shares of restricted stock from Mr. Corbin at their original $0.10 per share purchase price, and agreed to waive its right to repurchase 9,602 shares of restricted stock under certain circumstances, and amended his stock option agreements covering an aggregate of 59,288 shares of Common Stock to extend the time for exercise through August 1996. The Company's severance arrangement with Mr. Fox provided for a lump sum cash payment of $192,088, benefit coverage continuation through the earlier of September 1997 or his reemployment date (as defined), waiver of restrictions on transfer of 2,540 shares of restricted stock owned by Mr. Fox, and amendment of a stock option agreement covering 27,500 shares to extend the time for exercise. The Company entered into a severance arrangement with Mr. Gordon pursuant to which in January 1996 the Company paid him $253,000 in a lump sum, transferred title to a Company automobile to Mr. Gordon or his designee, waived its right to repurchase 10,022 shares of restricted stock, and amended Mr. Gordon's stock option agreements covering an aggregate of 111,437 shares of Common Stock to extend the time for exercise to January 1997. Mr. Gordon's severance arrangement also includes benefit coverage continuation until the earlier of his reemployment with an employer providing at least comparable benefits or January 1998. The Company has entered into a consulting arrangement with N.R. Gordon & Co., Inc., of which Mr. Gordon is president, for an initial term ending in July 1997, which term may be extended by mutual agreement. Each of the above severance arrangements includes a covenant against competition with the Company extending through August 1996 as to Mr. Corbin, September 1997 as to Mr. Fox and January 1998 as to Mr. Gordon.

401(K) RETIREMENT PLAN

     The Company sponsors a plan which permits employees to defer compensation to the extent permitted by Section 401(k) of the Code (the "Retirement Plan"). The Retirement Plan permits, but does not require discretionary contributions by the Company. Other than the employee deferred compensation, the Company made no contributions to the Retirement Plan in Fiscal 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

     THE 1818 FUND, L.P. SHARE PURCHASE. Pursuant to the Securities Purchase Agreement, The 1818 Fund, L. P. (the "1818 Fund") acquired from the Company 881,542 shares of Common Stock and the 7.0% Note, which could have been converted into an aggregate of 2,095,238 shares of Common Stock, subject to adjustment, for an aggregate purchase price of approximately $30 million.

     On March 25, 1996, the Company used a portion of the net proceeds of a private offering to institutional investors of an aggregate of $125 million principal amount of 9 1/4% Senior Notes due April 2006 to repurchase the $22.0 million outstanding principal amount of the 7.0% Note for a purchase price of approximately $18.8 million plus accrued and unpaid interest. As of March 25, 1996, the Fund beneficially owned 4.8% of the Company's outstanding shares of Common Stock.

     The Securities Purchase Agreement provides that so long as the 1818 Fund held certain voting stock (or securities convertible into such voting stock) that in the aggregate represented five percent or more of the outstanding voting stock of the Company, commencing with the Company's 1993 annual meeting (or upon the occurrence of certain specified events), at each annual meeting of stockholders of the Company the 1818 Fund would be entitled to designate one director to be nominated to the Company's Board of Directors. Mr. T. Michael Long has served as a director of the Company since May 1993 pursuant to the Securities Purchase Agreement.

ESOP LOANS

     On February 23, 1989, the Company's Board of Directors adopted the ESOP. Simultaneously with the adoption of the ESOP, the Board authorized 1,800,000 shares of ESOP Preferred Stock. On February 28, 1989, the Company sold 1,800,000 shares of ESOP Preferred Stock at a price of $3.61 per share to the ESOP trust in exchange for an approximately $6.5 million 25-year non-recourse note bearing interest at 11% per annum (the "1989 ESOP Note"). On March 30, 1995, the trustee of the ESOP, a former executive officer of the Company, borrowed approximately $3.6 million from the Company at a rate of 7.5% interest per annum for a 20-year term (the "1995 ESOP Note"). The proceeds of the 1995 ESOP Note were used to repay a bank loan pursuant to which the ESOP had borrowed approximately $6.4 million in May 1989 and repaid the 1989 ESOP Note to the Company.

     On October 1, 1990, the Board of Directors of the Company authorized the Company to lend funds to the trustee of the ESOP to make purchases of 1,000,000 shares of Common Stock on the open market or from the Company as he deemed appropriate, and as of April 18, 1994, the trustee of the ESOP had acquired 1,000,000 shares of Common Stock for the ESOP. The Company and the trustee of the ESOP entered into a twenty-year term loan effective October 1, 1990 (the "1990 ESOP Note") pursuant to which the Company has loaned approximately $3.3 million to the ESOP at an interest rate of 10% per annum. As of December 31, 1995, $3,058,735 was outstanding under the 1990 ESOP Note, and 266,219 of the aforementioned shares were allocated to employee accounts.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Under Rule 14a-8 promulgated under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting in 1996, a stockholder proposal must be received by the Company no later than December 2, 1996 and must otherwise comply with the requirements of Rule 14a-8. Requests should be delivered in writing to Jeffrey
A. Weinstein, Executive Vice President, Secretary and General Counsel, Ekco Group, Inc., 98 Spit Brook Road, Nashua, New Hampshire 03062.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your proxy promptly.
                                          By Order of the Board of Directors

                                          JEFFREY A. WEINSTEIN
                                          Secretary

Dated:  March 29, 1996

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMPANY'S COMMON STOCK AND ESOP PREFERRED STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO JOHN T. HARAN, VICE PRESIDENT AND TREASURER, EKCO GROUP, INC., 98 SPIT BROOK ROAD, SUITE 102, NASHUA, NEW HAMPSHIRE 03062.

                                                               APPENDIX


                                EKCO GROUP, INC.
                               98 Spit Brook Road
                           Nashua, New Hampshire 03062

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              For the Annual Meeting of Stockholders, May 21, 1996

         The undersigned stockholder hereby appoints ROBERT STEIN and JEFFREY A. WEINSTEIN, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of capital stock of Ekco Group, Inc. standing in the name of the undersigned on March 22, 1996 at the Annual Meeting of Stockholders to be held May 21, 1996 at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, at 9:30 a.m., local time, and all adjournments thereof, for the election of directors as set forth on the reverse side and more fully described in the accompanying Proxy Statement.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF MANAGEMENT'S NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark your proxy, date and sign it on the reverse side and return it promptly in the accompanying envelope which requires no postage if mailed in the United States.

/  /   Please mark your votes as in this example.

(1) ELECTION   FOR all nominees     WITHHOLD              NOMINEES:  T. Michael Long
    OF         listed to the right  AUTHORITY to vote                Stuart B. Ross
    DIRECTORS  (except as marked    for all nominees                 Malcolm L. Sherman
               to the contrary).    listed to the right.             Bill W. Sorenson
               ------               ------                           Herbert M. Stein
                                                                     Robert Stein
               ------               ------                           Jeffrey A. Weinstein

(Instructions: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided below.)

----------------------------------------------------

(2) OTHER   The Proxies shall vote in their discretion upon such other business
MATTERS:    as may properly come before the meeting or any adjournment thereof.

IF ANY OF THE NOMINEES BECOMES UNAVAILABLE FOR ELECTION AND THE BOARD OF DIRECTORS DESIGNATES A SUBSTITUTE NOMINEE, THE PROXIES ARE AUTHORIZED TO VOTE FOR SUCH SUBSTITUTE NOMINEE.



Signature                    Date       Signature                    Date
         -------------------     ------          -------------------     ------
                                                   IF HELD JOINTLY

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. Joint owners should each sign this proxy. If the account is registered in the name of a corporation, partnership or other entity, a duly authorized individual must sign on its behalf and give their title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.